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SCHEDULE 14A

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INVENSENSE, INC.

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TDK CORPORATION

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Subject Company: InvenSense, Inc.

Commision File No.: 001-35269

[The following transcript is a translation of a conference call that was conducted in Japanese]

Conference call regarding acquisition of InvenSense

December 21, 2016

[Start of the presentation]

Hello everybody. This is Ishiguro speaking from TDK. First of all, I would like to thank you for your precious time despite your busy schedule. TDK’s board meeting approved a resolution to acquire the stock of InvenSense, the global inertial sensor company, to make it our wholly-owned subsidiary. As for the details, please refer to the joint press release we disclosed at 17:00 as well as the Tokyo Stock Exchange materials we have disclosed.

Without further ado, I would like to make the following presentation to you.

Please refer to page 2.

This shows an outline of the acquisition. The total acquisition value in terms of stock value is 1.3 billion dollars, or 157.2 billion yen. In terms of the corporate value basis, 1.2 billion dollars, or 145.6 billion yen. This is actually 13 dollars per share of stock. Compared with the closing stock price as of December 20, 2016, this is going to be a 19.9% premium on the stock price. We believe that we should be able to cover all of the required money for the acquisition through cash flows. Also, InvenSense needs to receive approvals from its shareholders as well as from applicable countries, and we believe that we will be able to close this acquisition in the second quarter of fiscal year ending March 2018.

Please turn to page 3.

We believe that there are three major aspects related to this acquisition.

The first aspect is that we would like to become the technology leader and global player, particularly in the sensor solutions area. InvenSense is, of course, an inertial sensor company. Through this acquisition, we should be able to extend our capabilities in the non-optical sensors area. Also, merging sensors are going to be a part of sensor fusion. This is going to become possible for us. We should be able to meet the wishes and needs for high performance coming from customers including, for example, multi-function and small-sized functionalities that can be delivered by us to our customers. Furthermore, the combination of sensors and software, so-called sensor solutions, and others can actually be offered to customers with higher value.

The second aspect related to this acquisition is the acquisition of inertial sensor technologies and software technologies. This inertial sensor domain is expected to become the largest in the non-optical area, covering [augmented reality] and [virtual reality] and automotive as well as industrial equipment. There are going to be heightened needs in this area and particularly there are going to be higher growth opportunities. By acquiring this global player in InvenSense, we should be able to make sure that we can enjoy the high growth as time goes on. Also, InvenSense has its innovative software and we expect to be able to receive a good contribution coming from this acquired company in terms of higher value solutions.

The third aspect related to this acquisition has to do with the synergy effect of combining our technology and channels as well as technology coming from InvenSense. In general, we announced and also established our laboratory in collaboration with Qualcomm and out of these activities we should be able to further extend our capabilities in the ICT and IoT areas. Of course, we have accumulated channel know-how and also InvenSense’s product technologies and by putting them together we should be able to place much more emphasis on automotive as well as industrial equipment opportunities going forward. Finally, sensor fusion and software are to be part of solution development that we would like to work on, which will be able to get a higher value out of this process and out of this merger.

Please refer to page 4

We have a three-year mid-term plan concluding at the end of March 2018. We have three major areas in automotive, ICT and also industrial equipment and energy. They are the three most important areas for us to grow.

Throughout these three areas we would like to gain more business opportunities in the IoT areas: sensor actuators, energy units and also next-generation electronic components, which are strategic growth products. The acquisition that I am explaining to you is going to help us to grow in the sensor actuator area and we should be able to increase our competitiveness in the IoT. I believe that this acquisition is going to give us more competitiveness as time goes on in terms of business opportunities.

Please turn to page 5.

This is trying to explain the set of core technologies that we believe are going to be quite important. The sensor business is of course is here to meet with expectations of customers, for example materials and for example magnetic sensors and the inertial sensors to be combined. On top of that, processing circuits and all software and also the appropriate packaging can be created into the module and that is going to give us great end values. The InvenSense we are going to acquire of course has lots of value in inertial sensors, pressure sensors and also sensor devices. Also, they have innovative technologies and developed their own software and algorithms. At the same time, TDK of course has the magnetic sensor microphone in the sensor technologies and we also have SESUB and other packaging module technologies. As shown here, by buying InvenSense we should be able to extend our product portfolio and we should also be able to actually have the complete and end-to-end coverage starting with materials. I think that is going to result in our having the capability to offer higher values to our customers.

Next page 6 please.

As I explained earlier, the inertial sensor area is expected to grow to be the largest area in the non-optical sensor segment. This slide shows the segmentation and the five year opportunities and the inertial sensor area is shown in the dark blue area at the bottom. Starting from 2016, for five years to come, as you see it is going to have the biggest market opportunities in terms of size. The inertial sensor area is having broad applications and also customer. I believe that this is going to become quite important and essential core technology for us to have. Having said that, we have Epcos with temperature and pressure sensors, and we also have Micronas with magnetic sensors. We also have Tronics with inertial sensors. We have gone through the process of acquiring various companies and technologies in trying to extend our technology portfolio. This time, through the acquisition that I am explaining to you, we should be able to address the issues in the field of inertial sensor technologies and also we should be able to have the better capabilities to offer higher values; and by TDK and InvenSense combining together, we should be able to promote our best efforts in terms of development and sales and distribution.

Please turn to page 7.

I would like to introduce InvenSense. In addition to inertial sensors, InvenSense has developed many sensors including pressure, microphone and ultrasonic sensors. It is a fabless maker, which develops and also sells; and it also has information technology with regard to the software for sensors. It was established in June 2003, its headquarters are in San Jose, United States, and it was listed on the New York Stock Exchange in 2011. The number of its employees as of the end of October was 675. In the past decade, it has grown gradually and its recent sales amount was 420 million dollars. As you can see in the pie chart on the right hand side, looking at the regional breakdown, 50% is from the United States and the rest is from China, South Korea, Taiwan, Japan and Asia. Looking at the application breakdown, 64% was for smartphones and tablets, 16% was for IoT and others and the remaining was for so-called optical image stabilization was 20%.

Please turn to page 8.

InvenSense has developed the world’s first 6-axis and 9-axis sensors and has been a global player in the motion sensor market and it has various applications and also provides its existence in the wearables and also the gaming industries for the consumer market and it has produced in this area more than 2 billion inertial sensors and for the 6-axis share it exceeds 60% and also in the automobile industry, including ADAS, has provided the smallest 6-axis sensors in order to develop its customer base. InvenSense has original CMOS and MEMS production processes and also is developing high performance devices.

Please turn to page 9.

As you can see, InvenSense has provided the world’s first OIS, which is optical image stabilization for consumers. In 2010, it has developed the world’s first 6-axis and in 2013 provided the world’s first 9-axis sensors. In recent years, it has provided the AR application required high technology inertial sensors like Pokemon Go. Therefore, the InvenSense 6-axis is providing its best stability and also the sensitivity and responsiveness and has provided a great impact on the consumer and also the user experience. As I have said, they are able to develop the software and algorithms in-house and therefore they are able to provide high value added solution. For example, electronic image stabilization is able to reduce the so-called camera shock during taking pictures. Therefore, this high functional motion sensor provides the appropriate optical image stabilization in order to reduce the noise of movies. In addition, InvenSense IPL – so-called InvenSense Positioning Library – is providing GPS and is also able to provide high quality positioning technology. Through their latest software, they are able to provide sensor solutions.

Please turn to page 10.

I would like to explain about the synergistic effects through our acquisition. In the areas of ICT and IoT, as we have announced, we were able to establish RF360 through the joint venture with Qualcom, and also by utilizing the technology of Qualcomm, we are able to express our synergies. We are therefore able to provide passive components, batteries, wireless power transfers, sensors, MEMS and also the next generation mobile and also we are able to have technological cooperation in the automobile industry. Therefore, we are able to strengthen the presence of InvenSense in ICT and also IoT. For example, in the smart phone, drone, VR/AR, wearables, automation and also automobile industry as well as industry equipment.

Page 11 please.

We are expecting to have a further synergistic effect in the automobile industry. TDK has provided DC-DC converters for EVs, capacitors and also current and other automobile sensors. As shown in the graph, we are able to triple sales in comparison to the end of 2009. We are also able to utilize the customer platform of OEM and Tier 1 customers. In addition, by providing planning and development know-how of automobiles to InvenSense, we expect that we will be able to expand our sensor business for the automobile industry. In the ADAS area, we believe there is huge growth in this area. Therefore, there is an expectation that there will be strong demand for sensor fusion. Also, the number of sensors for ADAS for the automobile industry will increase and therefore we expect to have a further synergistic impact through the share acquisition.

Page 12 please.

As you can see, through the implementation of sensor fusion and also sensor solutions, we are able to have a synergy impact.

Our company and also InvenSense are able to have the sensor technology and therefore by combining our technology with that of InvenSense we are able to provide various sensor fusion products. Also, by processing and controlling information from sensors, we will be able to provide higher value added sensor solutions.

For example, for the 9-axis sensor, by combining with our products, we will be able to have a sensor fusion base. We will also be able to combine with navigation software of IPL of InvenSense and by providing the mapping information, we will be able to have indoor navigation technology.

At the same time as sensor fusion with the next generation wireless technology by RF360, we will be able to provide an integrated system in the IoT area. Based on that, we would like to have further expansion of our sensor business.

Page 13 please.

As you can see in this quadrant, the vertical axis is industry and the horizontal axis is the sensor technology. This shows the mapping of the sensor businesses. The blue part shows TDK’s focus sensor business. For example, by acquiring Micronas, we are able to provide the sensors for automobiles and for industry uses.

However, after the acquisition of InvenSense, the red part shows the customer platforms that we are able to expand and to provide the sensor products. Also, by providing and acquiring technology from InvenSense, we will be able to expand our business platform in ICT.

As you can see in the number one arrow, with our customer platform and also with the collaboration of Qualcomm, the InvenSense business platform will expand in the ICT area as well as the inertial sensors for the automobiles and for industry uses.

In addition, as you can see in the number two arrow, by providing sensor fusion and sensor solutions, we will be able to expand our sensor business because, at the beginning, we did have, of course, strength in magnetic sensors for the automobile industry. However, InvenSense holds a 9-axis sensor. Therefore, by combining with the 9-axis sensor, we will able to provide a high spec product. Therefore, we will be able to provide further business in magnetic sensors in the area of ICT. As a result, our sales expectations for the sensor business in 2021 will be four times larger, that is 200 billion yen.

With a strong partner in InvenSense, we would like to create business as a global player in the sensor market and we would also like to expand our business further.

Finally, please turn to page 14.

This is our forecast for the sensor business.

As I have said, through this acquisition, we will be able to cover the technology and the products in the non-optical sensor business.

As you are aware, we are going to carve out a major of the high frequency component business from the middle of the fourth quarter. However, the sensor business will become our pillar and within four years we would like to have sales of JPY200 billion.

That concludes my explanation.

Thank you very much.

[End of the presentation]

Additional Information and Where to Find It

In connection with the proposed transaction, TDK and InvenSense intend to file relevant materials with the United States Securities and Exchange Commission (the “SEC”). InvenSense will also file with the SEC a proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, InvenSense will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the InvenSense special meeting relating to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF INVENSENSE ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TDK OR INVENSENSE FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TDK, INVENSENSE AND THE PROPOSED TRANSACTION. The proxy statement and other documents filed by InvenSense with the SEC may be obtained free of charge at InvenSense’s website at www.invensense.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from InvenSense by requesting them by mail at InvenSense, Inc., 1745 Technology Drive Suite 200, San Jose, California 95110, Attention: Investor Relations, or by telephone at (408) 501-2200. The documents filed by TDK with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from TDK by requesting them by mail at Shibaura Renasite Tower, 3-9-1 Shibaura, Minato-ku, Tokyo 108-0023, Japan, Attention: Investor Relations.

This communication does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. TDK, InvenSense, and certain of their directors, officers and employees may be deemed to be participants in the solicitation of proxies from the stockholders of InvenSense in connection with the proposed transaction. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of InvenSense’s stockholders in connection with the proposed transaction, and any direct or indirect interests, by security holdings or otherwise, they have in the proposed transaction, will be set forth in InvenSense’s definitive proxy statement when it is filed with the SEC. Information regarding InvenSense’s directors and executive officers and their ownership of InvenSense’s securities is set forth in the definitive proxy statement for InvenSense’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on July 29, 2016, and its Annual Report on Form 10-K for the fiscal year ended April 3, 2016, which was filed with the SEC on May 25, 2016. These documents may be obtained free of charge at the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements that address a variety of subjects including, for example, the expected timetable for closing of the transaction between TDK and InvenSense, the expected benefits and synergies of the transaction, TDK’s and InvenSense’s plans, objectives and expectations and TDK’s expected product offerings, product development, marketing position and technical advances resulting from the transaction. Statements that are not historical facts, including statements about beliefs, plans and expectations, are forward-looking statements. Such statements are based on current expectations and are subject to a number of factors and uncertainties, are not historical facts and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include statements that reflect the current expectations, estimates, beliefs, assumptions, and projections of TDK’s senior management about future events with respect to InvenSense’s business and its industry in general. Statements that include words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets” and variations of these words (or negatives of these words) or similar expressions of a future or forward-looking nature identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Actual results could differ materially from those projected or forecast in the forward-looking statements. The following important factors and uncertainties, among others, that could cause actual results to differ materially from those described in these forward looking statements include, without limitation: the parties’ ability to satisfy the conditions precedent to the consummation of the proposed transaction, including, without limitation, the receipt of stockholder and regulatory approvals, including the potential for regulatory authorities to require divestitures in connection with the proposed transaction; the occurrence of any event that could give rise to the termination of the merger agreement; unanticipated difficulties or expenditures relating to the proposed transaction; legal proceedings that may be instituted against TDK or InvenSense and others following announcement of the proposed transaction; disruptions of current plans and operations caused by the announcement or pendency of the proposed transaction; the risk that expected benefits, synergies and growth prospects of the transaction may not be achieved in a timely manner, or at all; the risk that InvenSense’s business may not be successfully integrated with TDK’s following the closing; potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; and the response of customers, distributors, suppliers and competitors to the announcement of the proposed transaction. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the proxy statement when it becomes available and InvenSense’s filings with the SEC, including the risk factors contained in InvenSense’s most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. TDK and InvenSense assume no obligation to update the information in this communication, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.